Exhibit 4.4.1

LEASEHOLD MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING

THIS LEASEHOLD MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING (this “Leasehold Mortgage”) is made as of April 15, 2009, by and between MGP INGREDIENTS, INC., a Kansas corporation whose address for notice purposes is Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 (the “Mortgagor”), and EXCHANGE NATIONAL BANK & TRUST CO., whose address for notice purposes is 600 Commercial Street, Atchison, Kansas 66002 (the “Mortgagee”);

WHEREAS, the City of Atchison, Kansas (the “Issuer”) did issue its Taxable Industrial Revenue Bonds, Series 2006 (MGP Ingredients Project), on December 28, 2006, in an aggregate principal amount of $7,000,000 (the “Bonds”), the proceeds of which were used to pay the costs of acquiring, purchasing, constructing and equipping a project consisting of an office building and a technical center facility (the “Project”) located in Atchison County, Kansas;

WHEREAS, pursuant to a Lease dated as of the issue date of the Bonds, by and between the Issuer and the Mortgagor evidenced by a Notice of Lease filed with the Register of Deeds for Atchison County, Kansas on January 16, 2007 and recorded in Book 559, at Page 137 (collectively, the “Lease”), the Issuer has leased the Project, including the land described in Exhibit “A” attached hereto and incorporated herein by reference (the “Land”), the Improvements, Fixtures, Personal Property (as said terms are defined below) to the Mortgagor in consideration for which the Issuer, pursuant to a Trust Indenture dated as of the issue date of the Bonds (the “Indenture”), by and between the Issuer and Commerce Bank, N.A., as Trustee, has issued the Bonds;

WHEREAS, the Mortgagee has agreed to make a loan in the total principal amount of $2,800,000 (the “Loan”) to the Mortgagor as evidenced by that certain promissory note (the “Note”) in the original principal amount of the Loan, dated the date hereof, made by and between the Mortgagor in favor of the Mortgagee; and

WHEREAS, to secure the payment and performance of the Secured Obligations (as defined below) and as a condition to the making of the Loan, the Mortgagor has agreed to execute and deliver this Leasehold Mortgage in favor of the Mortgagee.

NOW, THEREFORE, the Mortgagor, for itself and its successors and assigns, in consideration of the above and foregoing recitals, all of which are material hereto and are restated and incorporated herein by reference, and for Ten Dollars ($10.00) and other valuable consideration, does hereby irrevocably GRANT, BARGAIN, SELL, ALIGN, REMISE, MORTGAGE, PLEDGE, TRANSFER, RELEASE, CONVEY, ASSIGN AND CONFIRM unto the Mortgagee, and its successors and assigns, and grants to the Mortgagee, and to its successors and assigns, a security interest in, all of the following described property, which is, except where the context otherwise requires, collectively referred to as the “Mortgaged Property,” whether now owned or held or hereafter acquired:

(a)                                  The leasehold estate created by the Lease in the Project, together with any greater or additional estate therein as may be acquired by the Mortgagor, which includes the following property:

(i)                                     The Land and any land within the streets, roads and alleys adjoining the Land, and all and singular the tenements, hereditaments, privileges, easements, franchises, rights, appendages and appurtenances whatsoever belonging to or in any wise appertaining to the Land;

(ii)                                  All buildings, improvements and other structures now located, or hereafter erected, upon the Land (collectively, the “Improvements”);

(iii)                               All apparatus, fixtures, fittings and appliances and any additions to, substitutions for, changes in or replacements of the whole or any part thereof (but only to the extent that such additions, substitutions, changes and replacements constitute a part of the Project under the terms of the Lease), including, without limitation, such of the foregoing as may be used in connection with the generation or distribution of air, water, heat, electricity, light, fuel or refrigeration, or for ventilation or sanitary purposes, or for the removal of dust, refuse or garbage, now or at any time hereafter affixed or attached to, placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Land and Improvements, or any portion thereof (collectively, the “Fixtures”; and

(iv)                              All equipment and other articles of personal property now or in the future constituting a part of the Project, and all substitutions for, changes in or replacements of the whole or any part thereof, but only to the extent that such substitutions, changes and replacements constitute a part of the Project under the terms of the Lease (collectively, the “Personal Property”);

(b)                                 The Mortgagor’s right or option pursuant to the Lease to purchase the Project;

(c)                                  Any and all licenses, permits, authorizations or approvals of any type or nature whatsoever which relate to the use, development, operation or occupancy of the Project or the Mortgaged Property or any portion or component thereof, and all plans and specifications, architect’s contracts, construction contracts and other contracts relating to the Project;

(d)                                 Other than the Lease, all leases, licenses, concessions, occupancy agreements, and other agreements (written or oral, now or at any time in effect) granted to any person in possessory interest in or the right to use, all or part of the Mortgaged Property, together with all related security and other deposits, herein collectively referred to as the “Leases”;

(e)                                  All of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to any lease, license, concession or occupancy agreement, for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property, herein collectively referred to as the “Rents”;

(f)                                    All judgments, awards of damages and settlements hereafter made as a result of or in lieu of any taking of the Mortgaged Property or any part thereof or interest therein under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the Mortgaged Property or the improvements thereon or any part thereof or interest therein, including any award for change of grade or streets;

(g)                                 The abstract of title and title insurance policy covering the Mortgaged Property; all insurance policies covering all or any portion of the Mortgaged Property; and all blueprints, plans, maps, documents, books and records relating to the Mortgaged Property;

(h)                                 All books and records of the Mortgagor relating to the Mortgaged Property;

(i)                                     All rights of the Mortgagor to plans and specifications, designs, drawings and other matters prepared for any construction on the Mortgaged Property;

(j)                                     All rights of the Mortgagor under any contracts executed by the Mortgagor as owner with any provider of goods or services for or in connection with any construction undertaken on, or services performed or to be performed in connection with, the Mortgaged Property; and

(k)                                  All proceeds (including claims or demands thereto) of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance (including unearned premiums) and condemnation awards (including interest thereon).

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, and its successors and assigns forever, subject to the Permitted Encumbrances (defined below), for the purposes and uses as set forth in this Leasehold Mortgage, including for the purpose of securing unto the Mortgagee and its successors and assigns, the following indebtedness, obligations and liabilities (collectively, the “Secured Obligations”):

(a)                                  All indebtedness arising pursuant to the provisions of the Note, the Pledge and Security Agreement given by Mortgagor to Mortgagee pledging Mortgagor’s interest in the Bonds, this Leasehold Mortgage and all other documents evidencing, securing or pertaining to the Loan (collectively, the “Loan Documents”) together with any and all extensions, renewals, modifications, substitutions and changes in the form thereof;

(b)                                 The performance by the Mortgagor of each covenant, agreement and obligation of the Mortgagor contained in the Loan Documents;

(c)                                  The payment of all extensions, renewals, substitutions, modifications, amendments and changes in form of the Secured Obligations, which extensions or renewals may be from time to time and for any term or terms, with reasonable notice to the Mortgagor;

(d)                                 The payment by the Mortgagor to the Mortgagee of all sums of money advanced or paid by the Mortgagee to cure or correct or in consequence of any default by the Mortgagor in or failure of the Mortgagor to comply with the Loan Documents; and

(e)                                  The payment by the Mortgagor to the Mortgagee of any and all amounts expended by the Mortgagee in exercising or attempting to exercise any right or rights, remedy or remedies, granted or otherwise available to the Mortgagee upon the default of the Mortgagor in any of the provisions of the Loan Documents, including attorneys’ fees and litigation costs.

AND TO FURTHER SECURE the payments and performance of the Secured Obligations, the Mortgagor has covenanted and agreed and does hereby covenant and agree, as follows:

Section 1.  Definitions.  Capitalized terms not otherwise defined in this Leasehold Mortgage shall have the meanings assigned to them pursuant to Section 1.1 of the Lease.

Section 2. Maintenance.  Except as otherwise provided in the Lease, the Mortgagor shall (a) keep the Project in good operating condition and repair, (b) not remove or demolish any building constituting a part of the Project, (c) complete or restore promptly and in good and workmanlike manner any building which may be damaged or destroyed thereon, and pay when due all claims for labor performed and materials furnished therefore, (d) comply with all laws affecting the Project or requiring any alterations or improvements to be made thereon, (e) not commit or permit waste thereof, (f) not commit, suffer or permit any act upon the Project in violation of law, and (g) do all other acts which from the character or use of the Project may be reasonably necessary, the specific enumerations herein not excluding the general.

Section 3.  Insurance.

(b)                                 The Mortgagor shall maintain, with financially sound and reputable companies, insurance policies (i) insuring the buildings, improvements and other structures constituting a part of the Project, the Fixtures and the Personal Property against loss by fire, explosion, theft and such other casualties and risks as are included in a “special form” (formerly known as an “all risk” policy) policy, in an amount equal to their full replacement cost, without deduction for physical depreciation and such that the Mortgagor would not be deemed a co-insurer, and (ii) commercial general liability insurance insuring the Mortgagor and the Mortgagee against liability for personal injury and property damage with single limit coverage for personal and bodily injury and property damage of at least $2,000,000 per occurrence.  All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (or ten (10) days in the event of nonpayment of premium) after receipt by the Mortgagee of written notice thereof, (ii) include deductibles approved by the Mortgagee and (iii) contain a standard, non-contributory mortgagee clause naming the Mortgagee, its successors and assigns, as an additional insured or loss payee, as applicable.

(c)                                  If any improvements constituting a part of the Project are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Mortgagor shall maintain or cause to be maintained, flood insurance in an amount no less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

(d)                                 The Mortgagor promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to the Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property.  The Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Leasehold Mortgage.

(e)                                  If the Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then the Mortgagee, at its option upon five (5) days’ written notice to the Mortgagor, may effect such insurance and pay the premium or premiums therefor, and the Mortgagor shall pay to the Mortgagee on demand such premium or premiums so paid by the Mortgagee with interest from the time of payment at the rate specified in the Note after maturity.

(f)                                    If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, the Mortgagor shall give prompt notice thereof to the Mortgagee.

(g)                                 In the event of foreclosure of this Leasehold Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of the Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

Section 4.  Indemnification.  The Mortgagor shall appear in and defend any action or proceeding purporting to affect the security of this Leasehold Mortgage or the rights or powers of the Mortgagee; and to pay all reasonable costs, fees and expenses of the Mortgagee including, but not limited to, cost of evidence of title and attorneys’ fees incurred by the Mortgagee in any such action or proceeding.

Section 5.  Payment of Taxes, Etc.  The Mortgagor shall promptly pay and discharge, when due, all Impositions as provided in Article VII of the Lease, subject to the rights of the Mortgagor under Section 7.3 of the Lease to contest any Impositions.

Section 6.  Compliance with Lease.  The Mortgagor shall pay all Rent, Additional Rent and other sums payable under the Lease as the same become due and perform all other obligations of the Mortgagor under the Lease in the manner and within the time periods specified in the Lease.

Section 7.  Time of the Essence.  Time is of the essence of this Leasehold Mortgage.

Section 8.  Warranty as to Title.  The Mortgagor represents and warrants that (i) it has good and marketable leasehold title to the Project subject to the terms and conditions of the Lease, and title to the remainder of the Mortgaged Property so that, upon compliance with recording and filing requirements, a valid first lien on all real property interests included in the Mortgaged Property and a valid, perfected, first priority security interest in all personal property and fixtures and other interests therein which are subject to Article 9 of the Uniform Commercial Code in effect in the State of Kansas (the “Commercial Code”) then included in the Mortgaged Property shall be obtained, subject only to those matters set forth in Schedule B of that certain commitment for title insurance dated February 5, 2009 issued by O’Keefe-Wilson Abstracting Co., Inc. as agent for Chicago Title Insurance Company (the “Permitted Encumbrances”), (ii) it has full right and authority to own, occupy and operate the Mortgaged Property subject to the terms of the Lease, and (iii) at its expense it will warrant and defend to the Mortgagee such title to the Mortgaged Property and the lien and interest of the Mortgagee therein and thereon against all claims and demands whatsoever except Permitted Encumbrances and will, except as otherwise herein expressly provided, maintain the priority of the lien of, and the security interest granted by, this Leasehold Mortgage upon the Mortgaged Property until the Mortgagor shall be entitled to release as provided herein.

Section 9.  Recordation; Financing Statements.  The Mortgagor hereby authorizes the Mortgagee, at Mortgagor’s expense, to cause this Leasehold Mortgage, any instruments supplemental hereto or thereto and financing statements to be recorded, registered and filed, and to be keep recorded, registered and filed, in such manner and in such places as may be required in order to establish, preserve and protect (a) the lien of this Leasehold Mortgage as a valid, first lien on all real property, fixtures and interest therein then included in the Mortgaged Property and a valid perfected first priority security interest in all personal property, fixtures and interests therein and all after-acquired property included in the Mortgaged Property (including in each such case, without limitation, any such properties acquired after the execution hereto), proceeds of the foregoing and (b) the rights of Mortgagee hereunder.

Section 10.  After-Acquired Property.  All property of every kind acquired by the Mortgagor after the date hereof, which by the terms hereof is intended to be subject to the lien of this Leasehold Mortgage, shall immediately upon the acquisition thereof by the Mortgagor, and without further mortgage, conveyance or assignment, become subject to the lien of this Leasehold Mortgage as fully as though now owned by the Mortgagor and specifically described herein.  Nevertheless, the Mortgagor shall take such actions and execute and delivery such additional instruments as the Mortgagee shall reasonably require to further evidence or confirm the subjection to the lien of this Leasehold Mortgage of any such property.

Section 11.  Mechanics’ and Other Liens.  The Mortgagor shall not permit any mechanics’ or other liens to be filed or to exist against the Mortgaged Property by reason of work, labor, service or materials supplied or claimed to have been supplied to, for or in connection with the Mortgaged Property or to the Mortgagor or to anyone holding the Mortgaged Property or any part thereof through or under the Mortgagor.  If any such lien shall at any time be filed, the Mortgagor shall, within thirty (30) after notice of the filing thereof (subject to the right to contest as set forth herein), cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.  Notwithstanding the foregoing, the Mortgagor shall have the right, at its own expense and after prior written notice to the Mortgagee, by appropriate proceeding duly instituted and diligently prosecuted, to contest in good faith the validity or the amount of any such lien.  However, if the Mortgagee shall notify the Mortgagor that, in the opinion of the Mortgagee, by nonpayment of any such items the lien of the Leasehold Mortgage will be materially affected or the Mortgaged Property or any part thereof will be subject to imminent loss or forfeiture, the Mortgagor shall promptly cause such lien to be discharged of record.

Section 12.  No Sale, Conveyance, Etc.  Any sale, conveyance, assignment, or transfer of the Mortgaged Property by the Mortgagee (except for sales of items of Personal Property so long as such items are replaced with substitute items of Personal Property of equal or greater value, which are subject to the security interest granted herein) without the prior written consent of the Mortgagee, which consent may be withheld in the Mortgagee’s sole discretion, shall be null and void.  Any attempted sale, conveyance, assignment or transfer of the Mortgaged Property without the Mortgagee’s consent shall, at the option of the Mortgagee, constitute an Event of Default hereunder and all indebtedness secured hereby shall, at the Mortgagee’s option, become immediately due and payable.  The Mortgagor shall not directly or indirectly create or permit to remain, and will promptly discharge, any mortgage, lien, encumbrance or charge on, pledge of, security interest in or conditional sale or other title retention agreement with respect to the Mortgaged Property or any part thereof or in the interest of the Mortgagor therein or any revenues, income or profit or other sums arising from the Mortgaged Property or any part thereof (including, without limitation, any lien, encumbrance or charge arising by operation of law) other than:

(a)                                  the lien of this Leasehold Mortgage and the rights granted herein;

(b)                                 liens for taxes, assessments and other governmental charges which are not at the time required to be paid pursuant to Article VII of the Lease;

(c)                                  liens of mechanics’, materialmen, suppliers or vendors or rights thereto to the extent permitted by Section 11 hereof; and

(d)                                 Permitted Encumbrances.

Any mortgage, lien, encumbrance, charge, pledge, security interest or title retention agreement with respect to the Mortgaged Property, or any part thereof, granted or created by the Mortgagor without the prior written consent of the Mortgagee shall be null and void to the extent permitted by law.  Any attempt at the making thereof shall, at the option of the Mortgagee, constitute an Event of Default hereunder and all indebtedness secured hereby shall, at the Mortgagee’s option, become immediately due and payable.

Section 13.  Security Agreement and Financing Statement.  This Leasehold Mortgage shall constitute a security agreement and fixture filing pursuant to the Commercial Code in effect from time to time for any of the items specified herein as part of the Mortgaged Property which, under applicable law, may be subject to a security interest pursuant to the Commercial Code.

FOR PURPOSES OF THE COMMERCIAL CODE THE FOLLOWING INFORMATION IS FURNISHED:

(a)                                  The name and address of the record owner of the real estate described in this instrument are:

City of Atchison, Kansas

515 Kansas Avenue

Atchison, Kansas 66002

(b)                                 The names and address of Mortgagor (debtor) are:

MGP Ingredients, Inc.

100 Commercial Street

Atchison, Kansas 660021

(c)                                  The name and address of Mortgagee (secured party) are:

Exchange National Bank & Trust Co.

600 Commercial Street

Atchison, Kansas 66002

(d)                                 Information concerning the security interest evidenced by this instrument maybe obtained from Mortgagee at its address above.

(e)                                  This document covers assets and personal property which are, or are to become, fixtures.

Section 14.  Assignment of Leases and Rents.  In furtherance of and in addition to the assignment made by the Mortgagor elsewhere in this Leasehold Mortgage, the Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to the Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only.  So long as no Event of Default shall have occurred and be continuing, the Mortgagor shall have a revocable license from the Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Secured Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Obligations or solvency of the Mortgagor, the license herein granted shall automatically expire and terminate, without notice to the Mortgagor by the Mortgagee (any such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law).

Section 15.  No Claim for Performance.  Nothing contained herein shall constitute any request by Mortgagee, express or implied, for the performance of any labor or services or the furnishings of any materials or other property in respect to the Mortgaged Property or any part thereof or be construed to give the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would provide the basis for any claim either against the Mortgagee or that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien of this Leasehold Mortgage.

Section 16.  Obligations Secured.  This Leasehold Mortgage is intended to secure the Secured Obligations and future advances under the Secured Obligations pursuant to K.S.A. 58-2336 and any amendments thereto.   The maximum principal amount of the Secured Obligations, exclusive of interest thereon and advances made for the payment of taxes, assessments, insurance premiums, fees and costs incurred for the protection of the Mortgaged Property, which may be outstanding at any time, is $2,800,000.

Section 17.  Partial Release.  At any time or from time to time, and without notice, upon written request of the Mortgagor, and without liability therefor, and without affecting the liability of any person for payment or performance of the Secured Obligations, and without affecting the security of this Leasehold Mortgage for the full amount secured hereby on all the Mortgaged Property remaining subject hereto, and without the necessity that any sum representing the value or any portion of the Mortgaged Property affected by the action of the Mortgagee be credited on the Secured Obligations, the Mortgagee may consent to the release of any portion of the Mortgaged Property from the lien of this Leasehold Mortgage.

Section 18.  Discharge.  When the Secured Obligations have been fully paid, performed and discharged and upon payment of any fees and expenses due the Mortgagee, these presents shall be released at the expense of the Mortgagor.

Section 19.  Damage, Destruction or Condemnation.

(a)                                  The Mortgagor shall give the Mortgagee prompt notice of any damage to or destruction of the Mortgaged Property and in case of loss covered by policies of insurance the Mortgagee is hereby authorized at its option to settle and adjust any claim arising out of such policies and collect and receipt for the proceeds payable therefrom.  Any expense incurred by the Mortgagee in the adjustment and collection of insurance proceeds (including the cost of any independent appraisal of the loss or damage on behalf of the Mortgagee) shall be reimbursed to the Mortgagee first out of any proceeds.  The proceeds or any part thereof shall be applied to reduction of the Secured Obligations or to the restoration or repair of the Mortgaged Property, the choice of application to be solely at the discretion of the Mortgagee.

(b)                                 The Mortgagor shall give the Mortgagee prompt notice of any actual or threatened condemnation or eminent domain proceedings affecting the Mortgaged Property and hereby assigns, transfers, and sets over to the Mortgagee the entire proceeds of any award or claim for damages or settlement in lieu thereof for all or any part of the Mortgaged Property taken or damaged under such eminent domain or condemnation proceedings, the Mortgagee being hereby authorized to intervene in any such action and to collect and receive from the condemning authorities and give proper receipts and acquittances for such proceeds.  The Mortgagor will not enter into any agreements with the condemning authority permitting or consenting to the taking of the Mortgaged Property or agreeing to a settlement unless prior written consent of the Mortgagee is obtained.  Any expenses incurred by the Mortgagee in intervening in such action or collecting such proceeds, including reasonable attorney’s fees, shall be reimbursed to the Mortgagee first out of the proceeds.  The proceeds or any part thereof shall be applied upon or in reduction of the Secured Obligations or to the restoration or repair of the Mortgaged Property, the choice of application to be solely at the discretion of the Mortgagee.

Section 20.  Events of Default.  Any one or more of the following events shall be an “Event of Default” under this Leasehold Mortgage:

(a)                                  The occurrence of an Event of Default under the Note or any other Loan Document;

(b)                                 The occurrence of an Event of Default as defined in the Indenture or the Lease;

(c)                                  Any representation made by Mortgagor in this Leasehold Mortgage or any other Loan Document is untrue or inaccurate in any material respect at the time made;

(d)                                 The Mortgagor fails to comply with or perform any of the terms, conditions or covenants of this Leasehold Mortgage and such failure shall continue for a period of ten (10) days after notice thereof to the Mortgagor; provided, if the same is not susceptible of cure within said time period and the same may be cured within a reasonable period of time thereafter the time period shall be extended for such additional time as is reasonably necessary to effectuate such cure provided such curative action is promptly taken in good faith and diligently prosecuted to completion and the security afforded by this Leasehold Mortgage and the interest of the Mortgagee is not in jeopardy or subject to forfeiture.

Section 21.  Remedies.  Upon any Event of Default, the Mortgagee may exercise any or all or any combination of the remedies conferred upon or reserved to it under this Leasehold Mortgage, or any other Loan Document, or now or hereafter existing at law or in equity.  Without limitation, the Mortgagee may (a) declare the entire unpaid principal balance of the indebtedness secured hereby immediately due and payable without notice or demand, the same being expressly waived by the Mortgagor; (b) proceed at law or equity to collect all indebtedness secured by this Leasehold Mortgage, whether at maturity or by acceleration; (c) enforce and foreclose the security interest and lien of this Leasehold Mortgage as against all or any part of the Mortgaged Property; (d) be entitled to (i) a judgment for the Secured Obligations, and all costs, fees and expenses, including, but not limited to, reasonable attorney’s fees and litigation costs incurred in connection therewith and the enforcement of such judgment, and (ii) a decree for the sale of the Mortgaged Property in satisfaction of said judgment, foreclosing all rights and equities in and to the Mortgaged Property of Mortgagor, its successors and assigns, and all persons claiming under them; (e) be entitled to the appointment of a receiver for all or any part of the Mortgaged Property, whether such receivership is incidental to a proposed sale of the Mortgaged Property or otherwise, and the Mortgagor hereby consents to the appointment of such a receiver and covenants not to oppose any such appointment; (f) to the extent permitted under the applicable law, enter upon and take possession of the Mortgaged Property or any part thereof by summary proceedings, ejectment or otherwise, and remove the Mortgagor and all other persons and any and all property therefrom and hold, operate and manage the same and receive all revenues, income or profits accruing with respect thereto or any part thereof; and (g) exercise any rights, powers and remedies it may have as a secured party under the Commercial Code or other similar laws in effect, including, without limitation, the option of proceeding as to both the Personal Property and the Fixtures in accordance with the Mortgagee’s rights with respect to real property.  The Mortgagee shall not be under any liability for or by reason of any such taking of possession, entry, removal or holding, operation or management.  In exercising any of its rights or remedies available under this Leasehold Mortgage or at law or in equity, the Mortgagor shall be responsible for all costs and expenses incurred by the Mortgagee, including without limitation attorneys’ fees, litigation costs, title searches, environmental assessments and investigations, and court costs.

Upon the occurrence of an Event of Default, at the option of the Mortgagee, the entire unpaid principal balance of the Secured Obligations secured hereby shall become immediately due and payable, without prior presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Mortgagor.

Section 22.  Waiver of Appraisement; Valuation.  The Mortgagor does hereby waive, to the full extent it may lawfully do so, the benefit of all appraisement, valuation, stay and extension laws now or hereafter in force and all rights of marshaling of assets in any sale of the Mortgaged Property, any part thereof or any interest therein, and any court having jurisdiction to enforce and foreclose the security interest and lien hereof may sell the Mortgaged Property in part or as an entirety.

Section 23.  Application of Proceeds.  Any moneys (including, without limitation, the proceeds of any sale of the Mortgaged Property, any part thereof or any interest therein) received pursuant to the exercise of any remedies provided in this Leasehold Mortgage or by law shall be applied as follows:

FIRST:  To pay for all costs, fees and expenses including, but not limited to, attorney’s fees and disbursements associated with the collection of such moneys incurred by or on behalf of the Mortgagee, its agents and attorneys, together with interest.

SECOND:  To the payment of any and all Secured Obligations.

THIRD:  To the payment to the party whomsoever may be lawfully entitled to receive the same.

Section 24.  Remedies Cumulative.  Each right, power and remedy of the Mortgagee provided for in this Leasehold Mortgage or now or hereafter existing at law, in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy now or hereafter existing at law, in equity or otherwise, and the exercise or beginning of the exercise or partial exercise by the Mortgagee of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Mortgagee of any rights, powers or remedies.

Section 25.  Provisions Subject to Applicable Law.  All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Leasehold Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under any applicable law.

Section 26.  No Waiver by Mortgagee.  No failure by the Mortgagee to insist upon the strict performance of any term of this Leasehold Mortgage or to exercise any right, power or remedy consequent upon a breach hereof shall constitute a waiver of any such term or of any such breach.  No waiver of any breach shall affect or alter this Leasehold Mortgage, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

Section 27.  Discontinuance of Proceedings and Restoration of Status Quo.  In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Leasehold Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Mortgagee, then and in every case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, power and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

Section 28.  No Liability.  The Mortgagee shall not have any liability for any loss, damage, injury, costs, fees or expense resulting from any action or omission to act by it or its representatives, whether or not negligent, which was taken or omitted in good faith pursuant to this Leasehold Mortgage.

Section 29.  General Covenant.  The Mortgagor will perform, comply with and abide by all of the agreements, conditions and covenants contained and set forth in the Lease, the Indenture, this Leasehold Mortgage and the other Loan Documents.

Section 30.  Indemnification of Mortgagee.  The Mortgagor shall indemnify, defend and save the Mortgagee harmless from and against all Claims (defined below) by or on behalf of any person, firm or corporation arising from the conduct or management of, or from any work or thing done in, on or about, the Mortgaged Property, and against and from all Claims arising from (a) any condition of the Mortgaged Property, (b) any breach or default on the part of the Mortgagor in the performance of any of its obligations under this Leasehold Mortgage, (c) any contracts entered into in connection with the acquisition, remodeling and construction of the Mortgaged Property, (d) any act or omission of the Mortgagor or of any of its agents, contractors, servants, employees or licensees, and (e) any act or omission of any assignee or sublessee of the Mortgagor, or of any agents, contractors, servants, employees or licensees of any assignee or sublessee of the Mortgagor.  The Mortgagor shall indemnify, defend and save the Mortgagee harmless from and against all claims, demands, liabilities, judgments, losses, costs, fees and expenses, including attorneys fees and litigation costs (collectively, “Claims”) (except those which have arisen from the willful misconduct or gross negligence of Mortgagee) incurred in or in connection with any of the foregoing.

Section 31.  Recorded Instruments.  The Mortgagor will promptly perform and observe, or cause to be performed and observed, all of the terms, covenants and conditions of all instruments or record affecting the Mortgaged Property other than noncontractual encumbrances hereafter affecting the Mortgaged Property, the validity or enforceability of which the Mortgagor is contesting and which does not affect the security of this Leasehold Mortgage or impose any duty or obligation upon the Mortgagor or any tenant under a lease of the Mortgaged Property.  The Mortgagor shall do or cause to be done all things reasonably required to preserve intact and unimpaired and to renew any and all rights-of-way, easements, grants, appurtenances, privileges, licenses, franchises and other interests and rights in favor of or constituting any portion of the Mortgaged Property.  The Mortgagor will not, without the prior written consent of Mortgagee, initiate, join in or consent to any private restrictive covenant or other public or private restriction as to the use of the Mortgaged Property.  The Mortgagor shall, however, comply with all lawful restrictive covenants and zoning ordinances and other public or private restrictions affecting the Mortgaged Property.

Section 32.  Mortgagee’s Rights To Perform Mortgagor’s Covenants.  If the Mortgagor shall fail to pay or cause payment to be made in accordance with the terms of the Lease or this Leasehold Mortgage, or to perform or observe any other term, covenant, condition or obligation required to be performed or observed by the Mortgagor under such documents before the expiration of any applicable cure period, without limiting any other provision of this Leasehold Mortgage, and without waiving or releasing the Mortgagor from any obligation or default hereunder, upon five (5) days’ notice to the Mortgagor (or without notice in case of emergency), the Mortgagee (or any receiver of the Mortgaged Property) shall have the right, but not the obligation, to make any such payment, or to perform any other act or take any appropriate action, including, without limitation, entry and performance of work on the Mortgaged Property, as it, in its sole discretion, may deem necessary to cause such term, covenant, condition or obligation to be promptly performed or observed on behalf of the Mortgagor or to protect the security of this Leasehold Mortgage.  All moneys expended by the Mortgagee in exercising its rights under this Section (including, but not limited to, legal expenses and disbursements), together with interest from the date of each such expenditure, shall be paid by the Mortgagor to the Mortgagee upon demand and shall be secured by this Leasehold Mortgage.

Section 33.  Binding Effect.  This Leasehold Mortgage applies to, inures to the benefit of and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors and assigns.  In this Leasehold Mortgage, whenever the context so requires, the masculine gender includes the feminine and neuter, and the singular number includes the plural.

Section 34.  Other Instruments.  The Mortgagor shall execute and deliver, in recordable form if requested, such further instruments and do such further acts as may be necessary or desirable or as may be reasonably requested by the Mortgagee to carry out more effectively the purpose of this Leasehold Mortgage and to subject to the lien created by this Leasehold Mortgage any properties, rights and interests covered or intended to be covered hereby.

Section 35.  Compliance with Law; Hazardous Substances.  The Mortgagor shall comply with all Environmental Law (as defined in the Lease) covenants, conditions and restrictions affecting the Mortgaged Property or the operation thereof, and shall pay all fees or charges of any kind in connection therewith.  Mortgagor will perform and comply promptly with, and cause the Project to be maintained, used and operated in accordance with, any and all (i) present and future Environmental Law and requirements of every duly constituted governmental or quasi-governmental authority or agency applicable to Mortgagor or the Project, including without limitation, all applicable federal, state and local laws pertaining to air and water quality, hazardous waste, waste disposal, asbestos, petroleum products and derivatives, air emissions and other environmental matters, all zoning and other land use matters, and rules, regulations and ordinances of the United States Environmental Protection Agency and all other applicable federal, state and local agencies and bureaus; (ii) similarly applicable orders, rules and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization or other body exercising similar functions; (iii) similarly applicable duties or obligations of any kind imposed under any Permitted Encumbrances, or otherwise by law, covenant, condition, agreement or easement, public or private; and (iv) policies of insurance at any time in force with respect to the Project.  If Mortgagor receives any notice that Mortgagor or the Project is in default under or is not in compliance with any of the foregoing, or receives notice of any proceeding initiated under or with respect to any of the foregoing, Mortgagor will promptly furnish a copy of such notice to Mortgagee.

Mortgagor hereby represents and warrants that neither Mortgagor nor, to the best of Mortgagor’s knowledge, any previous owner of the Project, used, generated, stored or disposed of, on, under or about the Project any Hazardous Substances (as defined in the Lease) except in accordance with all applicable Environmental Law.  Further, Mortgagor agrees that it will not permit the storage of any toxic and/or Hazardous Substances in, on and/or around the Project now or at any future time except in accordance with all applicable Environmental Law and will indemnify, defend and hold Mortgagee harmless from and against any loss, liability, cost, fees, expense or action(s), including attorneys fees, which may result in connection with Hazardous Substances and/or toxic material(s) as they relate to the Project.  Mortgagor has no knowledge of the existence of any underground storage tanks of the Project.

If at any time it is determined that there are any toxic and/or Hazardous Substances located at or on the Project, Mortgagor shall diligently commence to take such action, at its sole expense, to comply with all Environmental Law pertaining to such substances.  Failure of Mortgagor to comply with all Environmental Law, shall constitute and be a default under this Leasehold Mortgage and Mortgagee, in lieu of foreclosure shall have the option to require specific performance of Mortgagor’s obligations hereunder.

Mortgagor represents and warrants that it has obtained all required licenses, permits, franchise agreements and other agreements presently necessary to operate the Project as it is presently being operated.  Mortgagor agrees to provide Mortgagee with written notice of any suspension, revocation, termination or default under any such agreements or any threatened suspension, revocation, termination or default thereunder.

Section 36.  Notices.  All notices, certificates, requests or other communications among the Mortgagee and the Mortgagor required to be given hereunder shall be sufficiently given and shall be deemed given two (2) days after mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth in the first paragraph hereof.  The Mortgagee and the Mortgagor may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 37.  Invalidity in Part.  In the event any provision of this Leasehold Mortgage shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 38.  Amendment.  This Leasehold Mortgage may not be effectively amended, changed, modified, altered or terminated except in writing signed by both the Mortgagor and the Mortgagee.

Section 39.  Exercise of Option.  To the extent that the Mortgagor has or may acquire any rights or options to renew or extend the term of the Lease, or to purchase any right, title or interest in or to all or any portion of the Project or the Mortgaged Property, upon the occurrence of an Event of Default under the Leasehold Mortgage the Mortgagor shall exercise any or all of such rights or options only in accordance with such directions as the Mortgagee may, from time to time, give to the Mortgagor; and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney, coupled with an interest, of the Mortgagor and in the name, place and stead of the Mortgagor, to exercise any and all such rights and options of the Mortgagor, and to perform such other or further acts, to execute such documents and instruments, and to pay or advance such sums as the Mortgagee may deem appropriate in connection therewith in the event that the Mortgagor at any time, or from time to time, fails or refuses to exercise any such rights or options in accordance with any directions given by the Mortgagee hereunder; provided, however, the foregoing rights are deemed to be permissive and the Mortgagee shall not be obligated.  The foregoing appointment is irrevocable and continuing, and such rights, powers and privileges shall be exclusive in the Mortgagee, its successors and assigns so long as an Event of

Default exists under this Leasehold Mortgage remains in force or any sum due in respect of the Secured Obligations remains outstanding, and the Mortgagor warrants that it has not and will not take any action which would in any way impair its rights, or the Mortgagee’s rights and powers hereunder, to exercise any such rights or options.

Section 40.  Waiver of Statutory Rights.  To the extent permitted by law, Mortgagor shall not, and will not, apply for or avail itself of any appraisement, valuation, stay, extension or exemption laws, or any so-called “Moratorium Laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Leasehold Mortgage, but hereby waives the benefit of such laws.  Mortgagor, for itself and all who may claim through or under it, waives any and all right to have the property and estates comprising the Mortgaged Property marshaled upon any foreclosure of the lien hereof and agree that any court having jurisdiction to foreclose such lien may order the Mortgaged Property sold as an entirety.

Section 41.  Waiver of Redemption.  Mortgagor agrees that upon an Event of Default, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any redemption laws or redemption periods or grace periods now or hereafter in force and affecting the Mortgaged Property in order to prevent or hinder enforcement, foreclosure, sale, confirmation of sale or conveyance of the Mortgaged Property upon foreclosure or the final and absolute putting in possession thereof immediately after any such sale of the purchaser or purchasers at such sale, and Mortgagor, for itself and its successors in title, to the full extent that it may lawfully do so for itself and its successors in title, hereby waives the benefit of all such laws.

Section 42.  Conflicts with the Lease.  If any obligation or covenant of the Mortgagor under this Leasehold Mortgage conflicts with any obligation or covenant of the Mortgagor under the Lease, the Mortgagor shall be required to perform the obligation or covenant that imposes the higher standard or duty.

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IN WITNESS WHEREOF, Mortgagor has caused this Leasehold Mortgage to be signed by its authorized officer as of the date first above written.

MORTGAGOR:

MGP INGREDIENTS, INC.

		By	/s/ Timothy W. Newkirk
Timothy W. Newkirk, President and Chief Executive Officer

STATE OF Kansas	)
)
COUNTY OFAtchison	)

This instrument was acknowledged before me on the 15th day of April , 2009, by Timothy W. Newkirk, the President and Chief Executive Officer of MGP Ingredients, Inc., a Kansas corporation.

/s/ Sandra L. Becker
Notary Public

My Commission expires:

EXHIBIT A

Legal Description Of Land

Tract 1: Beginning at the Northeast corner of Lot Fourteen (14), Block Twenty (20); Thence North 90º00’00” East 90.16 feet along the South line of Commercial Street to a point 24.84 feet West of the Northeast corner of Lot One (1), in Block Twenty (20); Thence South 00º11’50” West 135.0 feet to a point 25.19 feet West of the Southeast corner of Lot Three (3) in Block Twenty (20); Thence South 90º00’00” West 189.81 feet to the Southwest corner of Lot Twelve (12) in said Block; Thence North 00º03’00” East 67.50 feet along the East line of Second Street to the North one-half of Lot Thirteen (13) in said Block; Thence North 90º00’00” East 100.0 feet along the North one-half of Lot Thirteen (13) to the East line of Lot Thirteen (13); Thence North 00º03’00” East 67.50 feet along the East line of the North one-half of Lot Thirteen (13) and all of Lot Fourteen (14) to the point of beginning, all lying in Block Twenty (20) in that part of the City of Atchison known and designated as “Old Atchison.”

Tract 2: The North One-half (N 1/2) of Lot Thirteen (13), and all of Lot Fourteen (14), in Block Twenty (20), in that part of the City of Atchison usually known and designated as “Old Atchison.”

Tract 3: Lots One (1), Two (2) and Three (3), in Block Nineteen (19), in that part of the City of Atchison usually known and designated as “Old Atchison.”

Atchison County, Kansas